Sept.-Nov.30,2000

				Securities Purchased in Underwritings Involving
				Transactions with Affiliated Broker Dealers
				Subject to Rule 10f-3 Under the Investment Company Act of 1940

				10f-3 TRANSACTIONS FOR THE PERIOD SEPTEMBER 1, 2000 THROUGH NOVEMBER 30, 2000

				ACM MANAGED DOLLAR INCOME FUND

					Principal	Total			Principal
			Principal		Amount	Principal Amount	% of Issue		Amount
		Date	Amount		Purchased by	Issued	Purchased	Purchased	Held
Security *	Cusip	Purchased	Purchased	Price	Fund Group	(000)	By Group (1)	From	11/30/00

**Insight Midwest/Cap	45768YAD4	11/01/00	$400,000	$98.495	$7,850,000	$500,000	1.57%	Goldman	250,000

Last Updated on 05/29/2001
By Vania Allen